As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices including Zip Code)

HEALTH NET, INC. 2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full Title of the Plan)

Angelee F. Bouchard

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

(Name and Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James P. Beaubien

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,085,511	$50.25	$104,796,928	$12,178
Rights to Purchase Series A Junior Participating Preferred Stock	— (3)	— (3)	— (3)	— (3)

(1)	In accordance with Rule 416(a) of the Securities Act of 1933, this Registration Statement will also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Health Net, Inc. (the “Company”) that are offered and sold under the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low sale price per share of Common Stock ($50.25), as reported on the New York Stock Exchange on December 9, 2014.
(3)	Rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights”) are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock, and, accordingly, the registration fee for such securities is included in the registration fee for the Common Stock.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Health Net, Inc. (referred to herein as the “Company,” “our,” “we” or “us”), to register shares of common stock, par value $0.001 per share (“Common Stock”) and related rights to purchase Series A Junior Participating Preferred Stock (“Rights”) of the Company for issuance under the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”).

Section 3.3 of the Plan provides that the number of shares of Common Stock available under the Plan shall be increased by the amount of shares of Common Stock subject to awards outstanding as of the effective date of the Plan under the Health Net, Inc. 2005 Long-Term Incentive Plan (as amended, the “2005 Plan”) (which shall be deemed to include shares of Common Stock subject to or issued pursuant to awards outstanding as of the effective date of the Plan under the Foundation Health Systems, Inc. 1997 Stock Option Plan (as amended, the “1997 Plan”) and the Health Net, Inc. 2002 Stock Option Plan (as amended, the “2002 Plan”)), which remain unissued upon the cancellation or termination of such awards. The 2005 Plan is an amendment and restatement of the 1997 Plan and the 2002 Plan, and these plans are collectively referred to herein as the “Legacy Plans”. This Registration Statement registers for issuance under the Plan an aggregate of 2,085,511 shares of Common Stock, and the related Rights, that have previously been registered for issuance under the Legacy Plans and which shares, upon the cancellation or termination of their corresponding awards, became eligible to be added to the number of shares of Common Stock available for issuance under the Plan as described above.

There may from time to time be additional shares of Common Stock that have previously been registered for issuance under the Legacy Plans and which shares, upon the cancellation or termination of their corresponding awards, become eligible to be added to the number of shares of Common Stock available for issuance under the Plan. The Company may file future registration statements from time to time to register such shares, and the related Rights, for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Commission by the Company are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 3, 2014;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 (filed with the Commission on May 7, 2014), June 30, 2014 (filed with the Commission on August 6, 2014, as amended by a Form 10-Q/A filed with the Commission on November 24, 2014) and September 30, 2014 (filed with the Commission on November 3, 2014);

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on June 23, August 19, October 16, and November 3, 2014;

(d)	the description of the Company’s Common Stock contained in Item 1 of the Company’s registration statement on Form 8-A/A (Post-Effective Amendment No. 1) filed with the Commission on August 16, 2004, including any amendment, reports or other filings filed for the purpose of updating this description; and

(e)	the description of the Rights contained in Item 1 of the Company’s registration statement on Form 8-A filed with the Commission on July 28, 2006, including any amendment, reports or other filings filed for the purpose of updating this description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as “Incorporated Documents”). However, the Incorporated Documents shall not include and the Company is not incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, our compensation committee report and performance graph (included or incorporated by reference in any Annual Report on Form 10-K or proxy statement) or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Angelee F. Bouchard, Senior Vice President, General Counsel and Secretary of the Company, has issued an opinion regarding the validity of the shares of Common Stock and related Rights offered hereby. Ms. Bouchard is party to an employment agreement and certain other agreements with the Company relating to her employment with the Company. As of December 8, 2014, Ms. Bouchard held 17,501 shares of Common Stock, vested options to purchase 3,800 shares of Common Stock, unvested restricted stock units to acquire 14,249 shares of Common Stock, and unvested performance share units to acquire 34,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of these provisions in the Company’s certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions do not alter the liability of directors under federal securities laws.

Both the Company’s certificate of incorporation and the Company’s bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law. The Company is also required under both its certificate of incorporation and its bylaws to advance, to the maximum extent permitted by law, expenses (including attorneys’ fees) incurred in defending any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Under Section 145 of the DGCL, (i) the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper. Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with DGCL Section 145, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company has entered into separate agreements to indemnify each of its directors and executive officers. Each such indemnification agreement provides that, in the event the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, specified types of legal actions, including suits and investigations, by reason of (or arising in part out of) events or occurrences related to the indemnitee’s service with the Company, the Company will be required to indemnify the indemnitee to the fullest extent permitted by law against any and all indemnifiable amounts (to include, among other things, expenses (including attorneys’ fees), damages, judgments, fines, penalties and amounts paid in settlement) arising out of or resulting from such legal actions. In addition, each such agreement provides that the Company may advance expenses to the indemnitee in connection with such legal actions and that the indemnitee will repay any such advanced expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified or reimbursed for such expenses. Each such agreement sets forth procedures for determining whether or not the indemnitee is entitled to indemnification in any given instance and provides that, in the event of specified events constituting a change in control or a potential change in control of the Company, the Company could be required to create a trust for the benefit of the indemnitee funded in an amount sufficient to satisfy reasonably anticipated expenses and other indemnifiable amounts for legal actions relating to the types of events and occurrences covered by the indemnification and expense-advancement provisions of the agreement.

The Company maintains an officers’ and directors’ liability insurance policy insuring the Company’s officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits attached to this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration

Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on this 12th day of December 2014.

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Jay M. Gellert, James E. Woys and Angelee F. Bouchard as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Date

/s/ Jay M. Gellert	December 12, 2014
Jay M. Gellert President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ James E. Woys	December 12, 2014
James E. Woys Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer (Principal Financial Officer)

/s/ Marie Montgomery	December 12, 2014
Marie Montgomery Senior Vice President and Corporate Controller (Principal Accounting Officer)

Signature	Date

/s/ Mary Anne Citrino	December 12, 2014
Mary Anne Citrino Director

/s/ Theodore F. Craver, Jr.	December 12, 2014
Theodore F. Craver, Jr. Director

/s/ Vicki B. Escarra	December 12, 2014
Vicki B. Escarra Director

/s/ Gale S. Fitzgerald	December 12, 2014
Gale S. Fitzgerald
Director

/s/ Patrick Foley	December 12, 2014
Patrick Foley Director

/s/ Roger F. Greaves	December 12, 2014
Roger F. Greaves Director

/s/ Douglas M. Mancino	December 12, 2014
Douglas M. Mancino Director

/s/ Bruce G. Willison	December 12, 2014
Bruce G. Willison Director

/s/ Frederick C. Yeager	December 12, 2014
Frederick C. Yeager Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Seventh Amended and Restated Certificate of Incorporation of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2011 (File No. 1-12718)).

4.2	Eleventh Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2014 (File No. 1-12718)).

4.3	Rights Agreement dated as of July 27, 2006, by and between Heath Net, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2006 (File No. 1-12718)).

4.4	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A (Amendment No. 3) filed with the Commission on July 26, 2004 (File No. 1-12718)).

5.1+	Opinion of Angelee F. Bouchard.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of Angelee F. Bouchard (included in Exhibit 5.1).

24+	Powers of attorney (included on the signature pages to this Registration Statement).

99.1	Health Net, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2006 (File No. 1-12718)).

99.2	Amendment No. 1 to the Health Net, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-12718)).

99.3	Amendment No. 2 to the Health Net, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the SEC on April 8, 2009 (File No. 1-12718)).

99.4	Amendment No. 3 to the Health Net, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 1-12718)).

99.5	Amendment No. 4 to the Health Net, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 1-12718)).

+	Filed herewith